Exhibit 99.07

CONSENT OF PERELLA WEINBERG PARTNERS UK LLP

We hereby consent to (i) the use of our opinion letter, dated June 1, 2017, to the executive board of Linde AG included in Annex B to the joint proxy statement/prospectus and exchange offer prospectus which form a part of Amendment No. 2 to the Registration Statement on Form S-4 filed by Linde plc (Registration No. 333-218485) relating to the proposed business combination of Linde AG and Praxair, Inc. and (ii) the references to such opinion in such joint proxy statement/prospectus and exchange offer prospectus under the captions: “Summary—Opinions of Financial Advisors to Linde AG—Opinion of Perella Weinberg, Financial Advisor to Linde,” “The Business Combination—Background of the Business Combination,” “The Business Combination—Linde’s Reasons for the Business Combination,” “The Business Combination—Opinions of Financial Advisors to Linde AG—Opinion of Perella Weinberg, Financial Advisor to Linde” and “Alternate Information for the Exchange Offer Prospectus—Summary of Prospectus.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Perella Weinberg Partners UK LLP
PERELLA WEINBERG PARTNERS UK LLP

July 28, 2017